                                                  Filed pursuant
                                                  to Rule 424(b)(3)
                                                  under the Securities
                                                  Act of 1933
                                                  (Reg. No. 333-45555)


                                4,689,655 SHARES

                                     [LOGO]

                                  COMMON STOCK

     This Prospectus relates to the offering for resale of 4,689,655 shares of Common Stock, par value $1.00 per share (the 'Common Stock'), of AlliedSignal Inc., a Delaware corporation ('AlliedSignal' or the 'Company'). All of the Common Stock being registered may be offered and sold from time to time by a selling stockholder of the Company. See 'Selling Stockholder' and 'Manner of Offering.' The Company will not receive any proceeds from the sale of the Common Stock by the selling stockholder.

     The Company's Common Stock is traded on the New York Stock Exchange under the symbol 'ALD.' On February 10, 1998, the last reported sales price for the Common Stock was $42 7/8 per share.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                               February 11, 1998

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE THE PRICE OF THE COMMON STOCK. SEE 'MANNER OF OFFERING.'

                            ------------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the 'Exchange Act') and in accordance therewith files reports and other information with the Securities and Exchange Commission (the 'Commission'). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549 and at the following Regional Offices of the Commission: 7 World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Commission maintains an Internet web site at http://www.sec.gov/ that contains such reports, proxy statements and other information. Such reports, proxy statements and other information of the Company should also be available for inspection at the offices of the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, One Financial Place, 440 South LaSalle Street, Chicago, Illinois, 60605; and the Pacific Exchange, 301 Pine Street, San Francisco, California 94104.

     The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the 'Registration Statement') under the Securities Act of 1933 (the 'Securities Act') with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company are incorporated by reference in this Prospectus:

          (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

          (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997;

          (3) the Company's Current Reports on Form 8-K filed on January 15, February 20, March 18, April 15, May 22, June 19, July 18, July 23, August 14, September 23, October 22, November 17 and December 18, 1997 and January 15, February 2 and February 5, 1998; and

          (4) the description of the Company's Common Stock contained in the Company's registration statement on Form 8-B filed on August 16, 1985, including any amendment or report filed for the purposes of updating such description.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     A copy of the documents incorporated by reference (other than exhibits thereto) will be forwarded without charge to each person to whom this prospectus is delivered, upon such person's written or oral request to AlliedSignal Inc., Office of the Secretary, P.O. Box 4000, Morristown, New Jersey 07962, telephone number (973) 455-5067.

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
                                  THE COMPANY

     The Company's operations are conducted in three principal industries: aerospace; automotive; and engineered materials. The Company's products are used by many major industries, including textiles, construction, plastics, electronics, automotive, chemicals, housing, telecommunications, utilities, packaging, military and commercial aviation and aerospace and in agriculture and the space program.

     The principal executive offices of the Company are located at 101 Columbia Road, Morris Township, New Jersey 07962. The telephone number is (973) 455-2000.

                              SELLING STOCKHOLDER

     The following table sets forth certain information, as of February 2, 1998, with respect to the shares of Common Stock beneficially owned and being offered hereby by Blue Ridge Investments, L.L.C., a Delaware limited liability company ('Blue Ridge' or the 'Selling Stockholder').

                                                                           SHARES OF       SHARES OF
                                                                          COMMON STOCK    COMMON STOCK
                                                                          BENEFICIALLY      OFFERED
                                                                            OWNED(1)       HEREBY(1)
                                                                          ------------    ------------
Blue Ridge Investments, L.L.C..........................................     4,689,655       4,689,655

------------

(1) Less than 1% of Common Stock outstanding.

     On January 13, 1998, AlliedSignal acquired certain assets and assumed certain liabilities from subsidiaries of Banner Aerospace, Inc., a Delaware corporation ('Banner'), for 9,609,319 shares of Common Stock (the 'Acquisition'). The Acquisition was consummated pursuant to asset purchase agreements dated December 8, 1997 among AlliedSignal, Banner and certain subsidiaries thereof.

     The Company has been informed by the Selling Stockholder that certain subsidiaries of Banner whose assets were acquired by AlliedSignal in the Acquisition had borrowed at least $170 million pursuant to a Second Amended and Restated Credit Agreement dated as of December 12, 1996 among Banner, certain subsidiaries of Banner, Citicorp, USA, Inc. (as Administrative Agent and Arranger), NationsBank, N.A. (as Co-Arranger) and the Institutions as Lenders and Issuing Banks thereunder (the 'Banner Credit Agreement'). On or prior to January 13, 1998, all of the lenders and issuing banks under the Banner Credit Agreement assigned their interests as creditors thereunder to Blue Ridge. On January 13, 1998, 4,689,655 shares of the Common Stock issued in connection with the Acquisition were delivered to Blue Ridge by three subsidiaries of Banner in payment of approximately $170 million of indebtedness incurred under the Banner Credit Agreement. Blue Ridge and NationsBank, N.A. are both beneficially owned by NationsBank Corporation. The offer and sale of the shares of Common Stock offered hereby are being registered pursuant to registration rights granted the Selling Stockholder in connection with the Acquisition.

                               MANNER OF OFFERING

     The Company has been informed by the Selling Stockholder that the shares of Common Stock offered hereby will be sold by the Selling Stockholder through an affiliated broker-dealer, NationsBanc Montgomery Securities LLC, which is also beneficially owned solely by NationsBank Corporation. Such sales may be made on one or more stock exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of Common Stock may be sold in one or more of the following: (1) a block trade in which NationsBanc Montgomery Securities LLC will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (2) purchases by NationsBanc Montgomery Securities LLC as principal and resale by such broker-dealer for its account pursuant to this Prospectus;
(3) an exchange distribution in accordance with the rules of such exchange; and
(4) ordinary brokerage transactions and transactions in which NationsBanc Montgomery Securities LLC solicits purchasers. In effecting sales, NationsBanc Montgomery Securities LLC may arrange for other broker-dealers to participate in resales. The Company has a right of first refusal to purchase from the Selling Stockholder in privately negotiated transactions any blocks of at least 100,000 shares of Common Stock which the Selling Stockholder intends to sell in a single transaction or a series of related transactions.

     The distribution of the shares of Common Stock offered hereby may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. Shares of Common Stock offered hereby may be sold by NationsBanc Montgomery Securities LLC acting as agent or broker for the Selling Stockholder, or to NationsBanc Montgomery Securities LLC acting as principal. In the latter case, NationsBanc Montgomery Securities LLC may then resell such shares to the public at varying prices to be determined by such broker-dealer acting as principal. The Company has been informed that by agreement between Banner and the Selling Stockholder, all shares of Common Stock offered hereby shall be sold during the first sixty days that both (1) the Registration Statement of which this Prospectus is a part is effective pursuant to the Securities Act and (2) the Selling Stockholder is not required to suspend sales of Common Stock offered hereunder.

     For its services in selling the shares of Common Stock offered hereby, the Selling Stockholder has agreed to pay NationsBanc Montgomery Securities LLC $0.04 per share of Common Stock sold. NationsBanc Montgomery Securities LLC and any other participating broker-dealers may be deemed to be 'underwriters' within the meaning of the Securities Act in connection with such sales and the commission to be paid may be deemed to be an underwriting discount or commission under the Securities Act.

     All costs, expenses and fees in connection with the registration of the shares of Common Stock offered hereby shall be borne by the Selling Stockholder. Commissions and discounts, if any, attributable to the sales of shares of Common Stock hereunder will be borne by the Selling Stockholder. The Company has been informed that pursuant to a separate agreement by and among Banner and certain of its subsidiaries, NationsBank, N.A. and the Selling Stockholder, Banner and such subsidiaries have agreed to pay the costs, expenses and fees of registration of the shares of Common Stock offered hereby and to bear the $0.04 per share commission payable by the Selling Stockholder to NationsBanc Montgomery Securities LLC. The Company has agreed to indemnify the Selling Stockholder and any affiliated broker-dealer, including NationsBanc Montgomery Securities LLC, against certain liabilities in connection with the offering of the shares of Common Stock hereunder, including liabilities arising under the Securities Act.

     Certain persons participating in the distribution of shares of Common Stock offered hereby may engage in transactions that stabilize the price of the Common Stock.

                                 LEGAL MATTERS

     Certain legal matters in connection with the shares of Common Stock offered hereby have been passed upon for the Company by J. Edward Smith, Senior Counsel, Corporate and Finance, of AlliedSignal.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP ('Price Waterhouse'), independent accountants, given on the authority of said firm as experts in auditing and accounting.

     With respect to the unaudited consolidated financial information of the Company for the three month periods ended March 31, the three- and six-month periods ended June 30 and the three- and nine-month periods ended September 30, 1997 and 1996, incorporated by reference in this Prospectus, Price Waterhouse reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 24, 1997, July 25, 1997 and October 27, 1997 incorporated by reference herein, state that they did not audit and they did not express an opinion on that unaudited financial information. Price Waterhouse has not carried out any significant or additional tests beyond those which would have been necessary if their report had not been included. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse is not subject to the liability provisions of section 11 of the Securities Act for their report on the unaudited consolidated financial information because that report is not a 'report' or a 'part' of the registration statement prepared or certified by Price Waterhouse within the meaning of sections 7 and 11 of the Securities Act.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains, or incorporates by reference, certain statements that may be deemed 'forward-looking statements' within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based on certain assumptions and assessments made by management of the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. The forward-looking statements included in this Prospectus are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices, and other factors discussed in the Company's filings under the Securities Act and the Exchange Act. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and that actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

_______________________________                  _______________________________
_______________________________                  _______________________________

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS (INCLUDING MATERIAL INCORPORATED BY REFERENCE THEREIN) AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR BY ANY OTHER PERSON DEEMED TO BE AN UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------
                               TABLE OF CONTENTS
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
                                                                                                                          PAGE
                                                                                                                          ----
Available Information..................................................................................................     2
Incorporation of Certain Documents by Reference........................................................................     2
The Company............................................................................................................     3
Selling Stockholder....................................................................................................     3
Manner of Offering.....................................................................................................     4
Legal Matters..........................................................................................................     5
Experts................................................................................................................     5
Forward-Looking Statements.............................................................................................     5

                                4,689,655 SHARES

                                     [LOGO]

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

                               February 11, 1998

_______________________________                  _______________________________
_______________________________                  _______________________________